Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Independence Bancshares, Inc.

We consent to the incorporation by reference into this Registration Statement on Form S-8 of our report dated March 7, 2011, relating to the consolidated balance sheets of Independence Bancshares, Inc. and subsidiary as of December 31, 2010, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss) and cash flows for the year then ended, which report appears in the December 31, 2010 Annual Report on Form 10-K.

/s/ Elliott Davis, LLC

Elliott Davis, LLC
Greenville, South Carolina
March 7, 2011